Exhibit 99.1

PAVmed Announces Efforts to Regain Compliance with Nasdaq Listing Requirements

Efforts include appointment of seasoned biotech investor Sundeep Agrawal, M.D. to board to replace departing directors

NEW YORK, September 16, 2024 – PAVmed Inc. (Nasdaq: PAVM) (“PAVmed” or the “Company”) a diversified commercial-stage medical technology company, operating in the medical device, diagnostics, and digital health sectors, today announced that, as part of its efforts to regain compliance with Nasdaq’s listing requirements, Lucid Diagnostics (Nasdaq: LUCD) (“Lucid”) will be deconsolidated from PAVmed’s financial statements. As a result, PAVmed will no longer report consolidated financials reflecting Lucid’s operating losses. PAVmed’s holdings of Lucid common stock remain unchanged, and the value of these holdings will be reported going forward as an asset on its balance sheet, substantially increasing the Company’s stockholder’s equity. The deconsolidation was effectuated by changing the composition of PAVmed’s board of directors and as a result of it no longer controlling a majority of the voting interests in Lucid. The deconsolidation does not affect PAVmed’s holdings of Lucid common stock and PAVmed remains Lucid’s largest shareholder.

The deconsolidation is the first in a series of steps that the Company is seeking to take in order to regain compliance with the Nasdaq continued listing standards. On September 10, the Company received a determination letter from Nasdaq, stating that the Company had not met the continued listing standards for 180 consecutive calendar days and that, unless the Company timely requests a hearing before a Nasdaq Hearings Panel to appeal the determination, the Company’s securities will be subject to delisting. The Company will be requesting such a hearing, which it expects to be held in October.

“This deconsolidation is an important initial step in our ongoing efforts to strengthen PAVmed’s balance sheet in order to regain compliance with Nasdaq’s ongoing listing requirements while maintaining PAVmed’s share ownership in Lucid,” said Dennis McGrath, PAVmed’s President and Chief Financial Officer. “We look forward to continuing to explore all available alternatives for further increasing the Company’s stockholder’s equity so that PAVmed can maintain its Nasdaq listing.”

An important element of the deconsolidation included changes to the PAVmed board of directors to ensure that a majority of directors on the Lucid board are not also PAVmed directors. These changes involved the appointment of seasoned biotech investor Sundeep Agrawal, M.D., to the PAVmed board, in place of departing directors James L. Cox, M.D. and Joan B. Harvey. Dr. Cox will remain on Lucid’s board of directors.

“We are thrilled to have Dr. Agrawal join our board, bringing with him deep experience in biotech and life sciences investing,” said Lishan Aklog, M.D., PAVmed’s Chairman and Chief Executive Officer. “I have had the pleasure of working closely with Dr. Agrawal in his role as a strategic advisor to the company for over a year. His depth of experience across a broad spectrum of biotech assets will be invaluable as we continue to pursue strategic transactions involving novel and groundbreaking technologies. I would also like to express my deepest gratitude to Dr. Cox and Ms. Harvey for their significant contributions to PAVmed during their tenure as board members.”

Dr. Agrawal is a General Partner at Colt Ventures, a leading private investment firm, and has led investments totaling hundreds of millions of dollars into public and private biotech companies. He has served on numerous company boards, including current directorships at BlossomHill Therapeutics, a small molecule drug discovery and development company focused on unmet medical needs in oncology and autoimmune disease, and Alterome Therapeutics, a biopharmaceutical company leading the development of next generation, small molecule targeted therapies for the treatment of cancer. His previously served as a Vice President at Longitude Capital, a $2 billion healthcare investment firm, and prior to that, as an Executive Director in Healthcare Investment Banking at Oppenheimer & Co. Dr. Agrawal holds an M.D. from the George Washington School of Medicine and a B.A. in Biology from George Washington University. He completed his clinical training at Lenox Hill Hospital in New York, NY.

For additional details regarding the deconsolidation and related changes in the Company’s board of directors, please see the Current Report on Form 8-K filed by the Company today.

About PAVmed

PAVmed Inc. is a diversified commercial-stage medical technology company operating in the medical device, diagnostics, and digital health sectors. Its subsidiary, Lucid Diagnostics, is a commercial-stage cancer prevention medical diagnostics company that markets the EsoGuard® Esophageal DNA Test and EsoCheck® Esophageal Cell Collection Device—the first and only commercial tools for widespread early detection of esophageal precancer to mitigate the risks of esophageal cancer deaths. Its other subsidiary, Veris Health Inc., is a digital health company whose lead product is a digital cancer care platform with physiologic data collection, symptom reporting and telehealth functions, designed to improve personalized cancer care through remote patient monitoring. Veris has also been developing an implantable physiological monitor, designed to be implanted alongside a chemotherapy port, which will interface with the Veris cancer care platform.

For more and for more information about PAVmed, please visit pavmed.com.

For more information about Lucid Diagnostics, please visit luciddx.com.

For more information about Veris Health, please visit verishealth.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risk and uncertainties. Forward-looking statements are any statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of PAVmed’s common stock; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required to advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s clinical and preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; market acceptance of PAVmed’s products once cleared and commercialized; PAVmed’s ability to raise additional funding as needed; and other competitive developments. In addition, PAVmed continues to monitor the COVID-19 pandemic and the pandemic’s impact on PAVmed’s businesses. These factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. In addition, new risks and uncertainties may arise from time to time and are difficult to predict. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see Part I, Item 1A, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by PAVmed after its most recent Annual Report. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Investor and Media Contact

Matt Riley
PAVmed
610.348.8926
mjr@pavmed.com